                                                                   EXHIBIT 10.20

                          DOCUMENT SCIENCES CORPORATION
                 INTERNATIONAL VALUE ADDED REMARKETER AGREEMENT

This International Value Added Remarketer Agreement ("Agreement"), made and entered into between Geneva Digital Ltd. ("VAR") as defined below, and Document Sciences Corporation, located at 6333 Greenwich Drive, Suite 250, San Diego, CA 92122 ("DOCUMENT SCIENCES") is effective June 1, 1995 ("Effective Date").

                                TABLE OF CONTENTS

Article Title

ARTICLE 1     DEFINITIONS
ARTICLE 2     APPOINTMENT AND OBLIGATIONS
ARTICLE 3     PRODUCT PURCHASE AND PAYMENT
ARTICLE 4     SOFTWARE
ARTICLE 5     WARRANTIES AND INDEMNITIES
ARTICLE 6     CONFIDENTIAL INFORMATION
ARTICLE 7     TERM AND TERMINATION
ARTICLE 8     COMPLIANCE WITH EXPORT/IMPORT
              REQUIREMENTS AND INTERNATIONAL
              PROVISIONS
ARTICLE 9     GENERAL PROVISIONS

The parties agree as follows:

                             ARTICLE 1 - DEFINITIONS

1.01 BASE PRODUCTS. The DOCUMENT SCIENCES software products identified in Exhibit A.
1.02 END USERS. Persons who acquire Products for their own internal use and not for resale or distribution to others.
1.03 END USER LICENSE. DOCUMENT SCIENCES applicable standard end user software license and warranty terms and conditions to be made between VAR and End User.
1.04 PRODUCTS. Base Products and/or Upgrade Products, collectively. Each Product will consist of a package containing (i) media on which the software, in object code format, is loaded, and (ii) associated software documentation.
1.05 TERRITORY. Geographic or market coverage areas identified in Exhibit B.
1.06 UPGRADE PRODUCTS. New releases of Base Products which are issued by DOCUMENT SCIENCES during the term of this Agreement and contain modifications, enhancements and/or improvements to Base Products.

                          ARTICLE 2 - APPOINTMENT AND
                                   OBLIGATIONS

2.01 APPOINTMENT. DOCUMENT SCIENCES appoints VAR, on an exclusive basis, to resell Products to End Users in the Territory during the term of this Agreement. DOCUMENT SCIENCES agrees not to (1) appoint any other person, firm or company to act as its distributor or agent for the Products in the Territory; (2) sell to any person, firm or company in the Territory any of the Product whether for use or resale outside the Territory if DOCUMENT SCIENCES knows the licensee intends to use the Products in the Territory. DOCUMENT SCIENCES agrees to take reasonable steps to safeguard the exclusive rights hereby granted to VAR. In the event of another Value Added Reseller of DOCUMENT SCIENCES negotiating an order for Products which involves delivery of Product in the Territory DOCUMENT SCIENCES will pay or otherwise procure such Value Added Reseller pays VAR 50% of the license fees/commission monies due to selling Value Added Reseller in respect of such Product delivered in the Territory. Additionally DOCUMENT SCIENCES shall ensure that VAR has first option to support such Products and receive all revenues arising therefrom (subject to deduction of DOCUMENT SCIENCES' share of such revenues at the rate specified in Exhibit A). The exclusivity continues as long as the revenue projections defined in Exhibit C are met. If they are not met, then the exclusivity may be forfeited at the discretion of DOCUMENT SCIENCES and rights to sell the Products under this Agreement become non-exclusive. All Products must be resold by VAR with substantial added value in the form of marketing, training, installation and first level End User support. VAR accepts this appointment, subject to the terms and conditions of this Agreement.
2.02 TERMINATION. Any resale or distribution of Products by VAR which is not in accordance with its appointment under Section 2.01, will be deemed a material

This is page one of a six page Value Added Remarketer Agreement ending with
Section 8.15, exclusive of Exhibits that are separately attached. The parties acknowledge they have read this Agreement and its Exhibits and agree to be bound by all terms and conditions.
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DOCUMENT SCIENCES INTERNATIONAL VALUE ADDED REMARKETER AGREEMENT

GENEVA DIGITAL LIMITED                     DOCUMENT SCIENCES CORPORATION
- ----------------------------------------

/S/ PAUL A. MILTON                         /S/ JUDITH A. O'REILLY
- ----------------------------------------   -----------------------------------
By                                         By

PAUL A MILTON                              JUDITH A. O'REILLY
- ----------------------------------------   -----------------------------------
Printed Name                               Printed Name

COMMERCIAL DIRECTOR                        MANAGING DIRECTOR
- ----------------------------------------   -----------------------------------
Title                                      Title

JUNE 6, 1995                               JUNE 1, 1995
- ----------------------------------------   -----------------------------------
Date                                       Date

- ----------------------------------------   -----------------------------------
Mailing Address                            Mailing Address:
Walton Lodge Bridge SE                     6333 Greenwich Drive
Walton on Thames                           Suite 250
Sorrey                                     San Diego, CA  92122
KT12 1BT


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DOCUMENT SCIENCES INTERNATIONAL VALUE ADDED REMARKETER AGREEMENT

breach of this Agreement and will enable DOCUMENT SCIENCES to terminate this Agreement under Section 7.02(a).
2.03 TRADEMARKS. VAR may use DOCUMENT SCIENCES' name and logo on the Products purchased. During the term of this Agreement, VAR may also use DOCUMENT SCIENCES' name and logo in its advertising, catalogs, exhibits, public relations materials and manuals covering Products. All such uses will be subject to DOCUMENT SCIENCES prior written approval which shall not be unreasonable withheld.
2.04 GENERAL OBLIGATIONS OF VAR. VAR will (i) actively market, promote and solicit the sale of Products to End Users in the Territory, (ii) establish and maintain appropriate marketing and distribution facilities and personnel within its organization to create and meet the demand for Products among End Users in the Territory, (iii) promote the goodwill, name and reputation of DOCUMENT SCIENCES and all of the Products, and (iv) represent Products accurately and fairly and at all times avoid misleading or unethical business practices.
2.05 SPECIFIC OBLIGATIONS OF VAR. VAR will have the following specific obligations:
         (a) Announce to its base of current and prospective End User customers in the Territory that the Products are or will be available for sale by VAR.
         (b) Distribute the following materials to all of its locations in the
Territory: (i) marketing and technical brochures which accurately describe the functions, features, operation and advantages of the Products; and (ii) educational material, whether provided by DOCUMENT SCIENCES or developed by VAR, for training VAR's sales and support personnel.
         (c) Regularly promote the products in a commercially acceptable manner.
         (d) Train an agreed upon number of its sales and customer support personnel in the features and functions of the Products.
         (e) Implement an incentive sales plan for the Products, including provisions for commissions and bonuses.
         (f) Establish an agreed upon number of marketing centers in the Territory, each staffed with sufficient marketing and technical support personnel trained in the features and functionality of the Products to capably demonstrate the Products and respond to End User customer inquiries.
         (g) Provide the following support to its End User customers in the
Territory: (i) on-site installation of the Products and/or technical training or documentation sufficient to enable the End Users to install the Products themselves; (ii) technical training regarding operation of the Products; (iii) consulting support regarding proper utilization, and optimization of use of the Products; (iv) first and second level support as specified in Exhibit D; and (v) distribution and application of maintenance releases, patches and other modifications made to the Products by DOCUMENT SCIENCES in order to correct program errors.
         (h) Promptly inform DOCUMENT SCIENCES about new problems or errors with any of the Products which are reported by End Users or discovered by VAR, as well as any problems or errors fixed by VAR or its End Users (to the extent VAR is aware of same.)
2.06 OBLIGATIONS OF DOCUMENT SCIENCES. DOCUMENT SCIENCES will have the following obligations:
         (a) Make available to VAR, at DOCUMENT SCIENCES standard VAR pricing, reasonable quantities of sales and technical brochures to support VAR's marketing and support obligations under Sections 2.04 and 2.05.
         (b) Provide, in a timely manner and in an agreed upon quantity, maintenance releases, patches and other modifications made to the Products by DOCUMENT SCIENCES in order to correct program errors.
         (c) Provide agreed upon training to VAR on the features, functions, operation and installation of the Products. The training will be provided at DOCUMENT SCIENCES San Diego offices, or at other agreed upon locations. VAR will be responsible for the travel and per diem expenses of its personnel.
         (d) Provide third level support as defined in Exhibit D for problems or errors with any of the Products which are identified by VAR and which VAR is unable to resolve. Each problem or error must be identified telephonically or, when appropriate, in writing and faxed to DOCUMENT SCIENCES designated support person or fax number in San Diego, California. DOCUMENT SCIENCES does not guarantee that it will be able to resolve all identified problems or errors.
2.07 SUBLICENSE TERMS. VAR shall distribute and sublicense the Products to End Users pursuant to the End User License. Except upon the prior written authorization of DOCUMENT SCIENCES or in accordance with the following sentence, VAR shall not make the Products available to any End User or potential End User for installation, use, duplication or any other purpose unless an End User License shall have been executed by such person. VAR shall be at liberty to order from DOCUMENT SCIENCES Products to be temporarily installed on CPUs of those End Users and potential End Users who wish to test the Software Products on a trial usage basis and who have entered into an Evaluation Agreement with VAR in such form as may be approved by DOCUMENT SCIENCES in the exercise of its discretion. Products shipped for trial purposes shall be shipped after

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DOCUMENT SCIENCES INTERNATIONAL VALUE ADDED REMARKETER AGREEMENT

receipt by DOCUMENT SCIENCES of an executed Evaluation Agreement. Subject to VARs strict compliance with the provisions of this Agreement, VAR is authorized to make modifications, at VAR's own expense, in the format of the End User License as may be necessary to conform to local laws. Notwithstanding the foregoing authorization, no such modification shall:
         (i) diminish or limit any of DOCUMENT SCIENCES' rights in the Licensed Software;
         (ii) diminish or limit the enforceability of proprietary rights in and to the Licensed Software;
         (iii) convey any rights of ownership in the Software Products; or
          (iv) permit disclosure of proprietary information regarding the Licensed Software. Upon modification of the End User License by VAR in accordance with the terms of this Section, VAR shall submit the modified End User License to DOCUMENT SCIENCES to receive DOCUMENT SCIENCES' prior written approval therefor before arranging for the sublicensing of the Software Products pursuant thereto. In the event that local law or any ruling of law renders or may render invalid or unenforceable any provision of the End User License, VAR shall promptly notify DOCUMENT SCIENCES and cooperate fully in taking such actions to modify the provisions of the End User License Agreement as DOCUMENT SCIENCES may direct. Unless and until DOCUMENT SCIENCES shall have received any such modifications or the then current End User License Agreement, and expressly approved the same in writing, VAR shall not use such modified End User License Agreement in marketing the Software Products pursuant to this Agreement in any manner whatsoever.

                    ARTICLE 3 - PRODUCT PURCHASE AND PAYMENT

3.01 PURCHASE. This Article sets forth the terms and conditions under which VAR may purchase Products from DOCUMENT SCIENCES for resale. It is expressly understood and agreed, however, that title to the software loaded on the media contained in each Product will not pass to VAR upon VAR's purchase of that Product. Rather, such title will at all times be and remain with DOCUMENT SCIENCES and/or its licensor(s).
3.02 PRICES. The Prices to be invoiced by DOCUMENT SCIENCES to VAR for Products purchased by VAR hereunder will be set forth in Exhibit A; provided, however, that DOCUMENT SCIENCES may change such prices effective upon written notice to VAR four (4) months in advance of effective date of price changes. VAR will solely determine the prices at which it resells Products to End Users in the Territory. Any increase in price will be applied to all DOCUMENT SCIENCES VARs in the Western European countries.
3.03 PRICE CHANGE EFFECT. All Products shipped after the effective date of any price decrease will be invoiced at the price in effect at the time of shipment. VAR will also be entitled to the benefit of any price decrease relative to Products shipped within two (2) weeks prior to the effective date of the price decrease. All Products shipped after the effective date of any price increase will be invoiced at the price in effect at the time of order placement, provided the order is placed within thirty (30) days prior to shipment.
3.04 TAXES. VAR will furnish DOCUMENT SCIENCES with appropriate tax exemption certificates.
3.05 PAYMENT. VAR will pay all invoices, in United States Dollars, within thirty
(30) days from the date of invoice provided that this obligation shall in respect of the Annual License/Maintenance Fee only apply where VAR has received the same from the End User. Invoices will be dated no sooner than the date of shipment.
3.06 QUARTERLY FORECASTS. On the date of execution of this Agreement, and thereafter by the end of each calendar quarter, VAR will issue to DOCUMENT SCIENCES a non-binding forecast setting forth the quantity of each Product it then estimates purchasing during each of the succeeding four (4) calendar quarters. The information reported for the first succeeding calendar quarters will be broken down by calendar month.
3.07 PURCHASE ORDERS. All purchases of Products by VAR will be authorized, i.e. become effective and binding upon DOCUMENT SCIENCES only upon issuance of written documentation, which will expressly reference this Agreement and contain the following information; (i) name of customer; (ii) description of the Products to be purchased; (iii) quantity to be purchased; (iv) routing instructions; (v) requested delivery schedule; (vi) destination; and (vii) confirmation of price. All purchase orders issued by VAR will be governed exclusively by the terms and conditions of this Agreement, notwithstanding any preprinted terms and conditions contained on any VAR purchase orders or DOCUMENT SCIENCES acknowledgments.
3.08 CANCELLATION AND RESCHEDULE OF ORDERS. VAR may not cancel or reschedule any purchase order within thirty (30) days prior to the originally scheduled delivery date without DOCUMENT SCIENCES' prior written consent.
3.09 DELIVERY. All shipments of Products will be made FOB, DOCUMENT SCIENCES warehouse or distribution facility, located in California, to such

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DOCUMENT SCIENCES INTERNATIONAL VALUE ADDED REMARKETER AGREEMENT

destinations within the Territory as may be designated by VAR. The specific FOB point will be designated by DOCUMENT SCIENCES, at its sole discretion. VAR may select the carrier and will assume and pay all transportation charges. In the event VAR fails to select the carrier, DOCUMENT SCIENCES may do so.
3.10 TITLE AND RISK OF LOSS. Risk of loss for each Product, will pass to VAR upon delivery by DOCUMENT SCIENCES to the designated carrier at DOCUMENT SCIENCES dock provided that DOCUMENT SCIENCES shall replace free of charge any Product which VAR can demonstrate to DOCUMENT SCIENCES' reasonable satisfaction was defective when inspected after delivery.
3.11 RENEWAL KEYS. In addition to supplying the Products hereunder DOCUMENT SCIENCES agrees, upon receipt of the Annual License Fee due in respect of each End User, to supply VAR with a copy of the appropriate renewal key for such End User so as to enable the End User to continue using the Product for a further 12 month period.

                              ARTICLE 4 - SOFTWARE

4.01 SOFTWARE LICENSE. DOCUMENT SCIENCES grants to VAR a nonexclusive, nontransferable, royalty free license to (i) use such reasonable number of units of the Product designated by DOCUMENT SCIENCES as "Demonstration and Training Copies" internally for demonstration and training purposes only, subject to the End User License as contained in the package therefor, and (ii) to distribute the software contained in the package for any Product only to an End User in the Territory in connection with that End User's purchase of that Product from VAR and execution of the End User License.
4.02 LIMITED RIGHTS TO SOFTWARE. VAR may use and distribute the software only to the extent expressly authorized or licensed under this Agreement. No other rights to such software are granted by DOCUMENT SCIENCES to VAR, or may be granted by VAR to any third party. In particular, but not by way of limitation, neither VAR nor any of its employees, agents or representatives may create, reproduce or distribute derivative works of any such software. Further, neither VAR nor any of its employees, agents or representatives will attempt to decompile or otherwise reverse engineer any such software in order to derive its source code. Any violation by VAR of its obligations under this Section would be deemed an incurable material breach of this Agreement, and would enable DOCUMENT SCIENCES to immediately terminate this Agreement under Section 7.02(b).

                     ARTICLE 5 - WARRANTIES AND INDEMNITIES

5.01 WARRANTIES. The End User License specifies an express limited warranty extended directly to the End User purchasing that Product from VAR. In the case of legitimate warranty claims, the End User is entitled to a replacement Product or refund, at the option of DOCUMENT SCIENCES.
5.02 OBLIGATIONS. VAR agrees to honor all legitimate warranty claims submitted by any End User to whom it has sold a Product. This may be accomplished through a Product replacement, refund or credit directly to the End User. In the event VAR is required to honor a legitimate warranty claim by providing a refund or credit directly to the End User, VAR will be entitled to a refund or credit equal to the amount originally paid by VAR to DOCUMENT SCIENCES.
5.03 DISCLAIMER. With the exception of the express limited warranty in the End User License the Products purchased by VAR are provided on an "AS IS" basis, with no warranties of any kind or nature. DOCUMENT SCIENCES disclaims, and VAR waives, all warranties, express or implied, relative to Products purchased by VAR. DOCUMENT SCIENCES DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE RELATIVE TO SUCH PRODUCTS.
5.04 GENERAL INDEMNITY. Each party agrees, at its expense, to defend, indemnify and hold harmless the other from and against all liabilities, damages, costs, fees and expenses, including reasonable attorney fees, arising out of suits, claims, actions or proceedings brought by or on behalf of any person on account of injury or damage proximately caused by the indemnifying party, its agents, representatives or employees, in the course of performing the indemnifying party's obligations under this Agreement, provided that the other party will promptly notify the indemnifying party of any such suit, claim, action or proceeding, and that the indemnifying party will have control of the defense and all negotiations for its settlement or compromise. Each party agrees to fully cooperate with the other party in the conduct of such defense and negotiations.
5.05 INTELLECTUAL PROPERTY INDEMNITY. DOCUMENT SCIENCES will, at its expense, defend, indemnify and hold harmless VAR from all liabilities, damages, costs, fees and expenses, including reasonable attorney fees, arising out of suits, claims, actions or proceedings charging infringement in the Territory of any patents, copyrights, trade secrets or other intellectual property

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rights owned or controlled by any third party as a result of the exercise by VAR of its rights under this Agreement, provided that VAR promptly notifies DOCUMENT SCIENCES of any such suit, claim, action or proceeding, and that DOCUMENT SCIENCES will have control of the defense and all negotiations for its settlement or compromise. VAR agrees to fully cooperate with DOCUMENT SCIENCES in the conduct of such defense and negotiations.
5.06 LIMITATION. To the extent that an alleged infringement arises from the combination by VAR of any Products purchased under this Agreement with products not supplied bv DOCUMENT SCIENCES, the indemnity of Section 5.05 will not apply, and VAR will indemnify DOCUMENT SCIENCES in a manner fully equivalent to such indemnity, in any suit, claim or proceeding brought against DOCUMENT SCIENCES to the extent that the infringement arises from the said combination by VAR.

                      ARTICLE 6 - CONFIDENTIAL INFORMATION

6.01 CONFIDENTIALITY. Subject to Section 6.02, all DOCUMENT SCIENCES information which is marked proprietary or confidential and is made available to VAR will be held in confidence by VAR and will not be disclosed by it to third parties, or used by it, except to the extent authorized by this Agreement. If the information is provided orally or visually DOCUMENT SCIENCES will identify the disclosure as being proprietary or confidential at the time of disclosure and, within two (2) weeks thereafter, reduce it to writing and provide it to VAR.
6.02 EXCEPTIONS. VAR's obligations under Section 6.01 will not apply with respect to any DOCUMENT SCIENCES information which:
         (a) was known to VAR prior to its first receipt from DOCUMENT SCIENCES; or
         (b) at any time becomes a matter of public knowledge without any fault of VAR; or
         (c) is at any time lawfully received by VAR from a third party under circumstances permitting its disclosure to others; or
         (d) is at any time furnished to a third party by DOCUMENT SCIENCES without restriction on use or disclosure; or
         (e) was first disclosed by DOCUMENT SCIENCES to VAR more than three (3) years earlier.
6.03 EXPIRATION OR TERMINATION. Promptly following the expiration or any termination of this Agreement, VAR will return to DOCUMENT SCIENCES, at DOCUMENT SCIENCES' expense, all DOCUMENT SCIENCES confidential and proprietary information then in its possession.

                        ARTICLE 7 - TERM AND TERMINATION

7.01 TERM. Unless sooner terminated in accordance with Section 7.02, the term of this Agreement will be for an initial period of three (3) years from the Effective Date and shall continue automatically thereafter unless terminated by either party serving not less than six (6) months written notice upon the other.
7.02 TERMINATION FOR CAUSE. Either party may terminate this Agreement upon written notice of termination to the other party in any of the following events:
         (a) the other party materially breaches this Agreement in a manner which can be cured, and such breach remains uncured for thirty (30) days following written notice of breach by the terminating party; or
         (b) the other party materially breaches this Agreement in a manner which cannot be cured; or
         (c) a petition for relief under any bankruptcy legislation is filed by or against the other party, or the other party makes an assignment for the benefit of creditors, or a receiver is appointed for all or a substantial part of the other party's assets, and such petition, assignment or appointment is not dismissed or vacated within thirty (30) days.
7.03 EFFECT OF TERMINATION OR EXPIRATION. In the event of the expiration or any termination of this Agreement:
         (a) The provisions of this Agreement will continue to apply to all VAR purchase orders for Products accepted by DOCUMENT SCIENCES prior to the effective date of such termination or expiration.
         (b) Neither party will be liable to the other for any damage, expenditures, loss of profits or prospective profits of any kind or nature sustained or arising out of, or alleged to have arisen out of, such termination or expiration. Termination or expiration of this Agreement will not relieve or release either party from making payments which may be owing to the other party under the terms of this Agreement.
         (c) VAR will promptly return to DOCUMENT SCIENCES or destroy, at DOCUMENT SCIENCES' sole option, any advertising and other materials furnished to it by DOCUMENT SCIENCES.
         (d) VAR will remove and not thereafter use any signs containing the name or trademark of DOCUMENT SCIENCES, and will immediately destroy all of its stationery, advertising matter and other preprinted

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matter remaining in its possession or under its control containing the word
"DOCUMENT SCIENCES" and related DOCUMENT SCIENCES trade names or trademarks.
         (e) The obligation upon DOCUMENT SCIENCES under clause 3.11 to supply VAR with renewal keys shall continue for so long as VAR is obliged to supply the same under the terms of the relevant End User License. The price of such renewal keys shall be equal to the Annual License Fee prevailing at the date of termination/expiration of this Agreement or such higher fee as DOCUMENT SCIENCES shall charge its value add resellers in Western Europe. DOCUMENT SCIENCES shall at the written request of VAR take an assignment of VAR's rights and obligations under End User Licenses entered into by VAR during the term of this Agreement (including the right to receive all fees due under such licenses after the date of assignment).
7.04 SURVIVAL. The provisions of this Agreement will, to the extent applicable, survive the expiration or any termination.

                           ARTICLE 8 - COMPLIANCE WITH
                         EXPORT/IMPORT REQUIREMENTS AND
                            INTERNATIONAL PROVISIONS

8.01 EXPORT CONTROLS. VAR understands that there have been and may, in the future, be promulgated by the Office of Export Administration of the United States Department of Commerce, the United States Department of State and certain other departments and agencies of the United States of America, rules and regulations governing the export or re-export of the Products, VAR agrees to comply fully with all such applicable rules and regulations and the laws related thereto and to adopt such policies and procedures in connection with the marketing of the Software Products as may be required thereby. VAR further agrees to cooperate fully with DOCUMENT SCIENCES in amending this Agreement, giving consents or information or executing or providing such documents as may reasonably be required to comply fully with such laws, rules or regulations existing now or in the future. Notwithstanding any other provision of this Agreement, in the event that (i) DOCUMENT SCIENCES shall request VAR to execute any additional amendments to this Agreement which shall be necessary or advisable in order for DOCUMENT SCIENCES to comply with any export laws, rules or regulations and VAR shall fail to do so within the period requested, or (ii) DOCUMENT SCIENCES shall request VAR to comply with or adopt any policies or procedures (including submission of appropriate reports to DOCUMENT SCIENCES or to any United States or other governmental agency) which DOCUMENT SCIENCES shall deem necessary or advisable in order to comply with any export laws, rules or regulations and VAR shall fail to do so within the specified period, or (iii) there shall hereafter be enacted or promulgated by any branch, department or agency of the United States of America any law, regulation, rule or order prohibiting the export of any of the Products to the Territory or to VAR or any Reseller or End User, DOCUMENT SCIENCES may immediately terminate this Agreement by written notice to VAR, or take such other actions as DOCUMENT SCIENCES shall in its sole discretion deem necessary or appropriate in connection therewith. In addition, to the extent that VAR's failure to comply with any such export laws, regulations, rules or orders or such DOCUMENT SCIENCES policies or procedures shall result in any loss or liability to DOCUMENT SCIENCES (including, without limitation, fines and governmental sanctions), VAR agrees to indemnify DOCUMENT SCIENCES and hold DOCUMENT SCIENCES harmless from and against any such loss or liability. VAR acknowledges and agrees that the obligations of DOCUMENT SCIENCES to perform hereunder shall be subject to the provisions of the laws, regulations, rules and orders and DOCUMENT SCIENCES' policies and procedures referred to herein and that DOCUMENT SCIENCES shall not have any liability arising or resulting from any delay in obtaining or failure to obtain any necessary authorizations or approvals relating thereto.
8.02 CUSTOMS AND DUTIES. VAR shall be responsible for and obtain any and all UK customs, import and other governmental authorizations and approvals and visas in connection with this Agreement. DOCUMENT SCIENCES' obligations hereunder shall be subject to confirmation of the grant of all such authorizations and approvals, VAR shall be responsible for all customs clearance charges, customs fees and other costs and expenses arising in connection therewith.
8.03 FCPA, ETC. VAR shall comply with, and require its customers to comply with, the rules and regulations under the United States Export Administration Act, the United States Anti-Boycott provisions, and the United States Foreign Corrupt Practices Act (the "FCPA"), as well as all applicable United States federal, state and municipal statutes, rules and regulations and all export regulations of the Territory, as the same may be amended from time to time. VAR represents and warrants to DOCUMENT SCIENCES that it is familiar with the terms and provisions of the FCPA and the purposes of the FCPA, and particularly that it is familiar with the FCPA prohibition of the payment or giving of anything of value, either directly or indirectly by or on behalf of any domestic concern, to an official of a foreign government for the purpose of influencing an act or decision in such person's official capacity, or inducing such official to use his or her

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influence with the foreign government to assist the domestic concern in obtaining or retaining business for or with, or directing business to any person. VAR further represents and warrants that (i) neither it nor any of its owners, staff members or affiliates are officials, officers or representatives of any government or candidate for political office, and (ii) that no part of its proceeds from licensing of the Products will be used by it for any purpose, or to take any action, which will constitute a violation of any law or any government in the Territory or any part thereof, or the United States, including the FCPA. For its part, DOCUMENT SCIENCES represents and warrants that it does not desire and will not knowingly request any service or action by VAR which could or might constitute any such violation as described above. The parties hereto agree that the existence and terms of this Agreement may be disclosed in full at any time and for any reason to any person that counsel for either party determines has a legitimate need to know such terms, including, without limitation, the government of the Territory or any part thereof and the United States. VAR agrees that its books and records applicable to and relating to transactions pursuant to this Agreement shall be subject to audit at reasonable times as necessary to ensure compliance with the FCPA. If DOCUMENT SCIENCES learns or has reason to believe FCPA or any other applicable United States laws and regulations in conjunction with this Agreement, it may terminate this Agreement immediately upon written notice to VAR, notwithstanding any other provisions of the Agreement to the contrary.
8.04 EXPORT. VAR hereby agrees that VAR will not export, directly or indirectly, any United States source Products or other technical information acquired from DOCUMENT SCIENCES or any products utilizing any such Products or other technical information, to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from (i) the United States Department of Commerce or other agency of the United States government when required by an applicable statute or regulation, and (ii) DOCUMENT SCIENCES, which consent DOCUMENT SCIENCES may withhold if such export would, in the reasonable business judgment of DOCUMENT SCIENCES, be detrimental to the interests of DOCUMENT SCIENCES. If VAR transfers, directly or indirectly, and Products or technical information received from DOCUMENT SCIENCES or any copies thereof, or any product produced from such technical information, in violation of United States exportation regulations: or (iii) the laws of the United States prohibit the transfer of the Products or any technical information covered by this Agreement, DOCUMENT SCIENCES shall have the right immediately to terminate this Agreement, without any obligation or liability whatsoever to VAR, notwithstanding any other provision in this Agreement.
8.05 GOVERNING LANGUAGE. This Agreement is in the English language only, and all communications between the parties relative to this Agreement shall be conducted in the English language only.
8.06 CURRENCY AND PAYMENT. All amounts payable to DOCUMENT SCIENCES hereunder shall be calculated and payable in United States Dollars. For purposes of any determination of amounts payable to DOCUMENT SCIENCES hereunder, any amounts denominated in any currency other than United States Dollars (a "Local Currency") shall be converted into United States Dollars based upon the Local Currency/United States Dollar exchange rate upon the date of order therefore, as reported by the United States edition of The Wall Street Journal. This Agreement is an international transaction in which the specification of United States Dollars and payment in California is of the essence, and United States Dollars shall be the currency of account in all events. The payment obligations of VAR shall not be discharged by an amount paid by VAR in another currency or at another place, whether pursuant to a judgment or otherwise unless such payment is accepted by DOCUMENT SCIENCES in the exercise of its sole and absolute discretion.
8.07 SUBMISSION TO JURISDICTION. Each of the parties hereto agrees that any judgment (i) rendered by a court of competent jurisdiction; and (ii) entered in any court of record of the United States, may be executed against the assets of such party in any jurisdiction including, but not limited to, any State of the United States of America. By its signature to this Agreement, each party hereunder irrevocably submits to the jurisdiction of the courts of such jurisdictions in any legal action or proceeding relating to such execution.
8.08 WAIVER OF IMMUNITY AND INCONVENIENT FORUM. Each party irrevocably waives all immunity from jurisdiction, attachment and execution, whether on the basis of sovereignty or otherwise, to which it might otherwise be entitled in any legal action or proceeding in any state or federal court of competent jurisdiction, including such courts located in the State of California, arising out of this Agreement. DOCUMENT SCIENCES and VAR each represents that its obligations hereunder are commercial activities. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to any suit, action or proceeding arising out of or relating to this Agreement being brought in the federal or state courts of

DOCUMENT SCIENCES INTERNATIONAL VALUE ADDED REMARKETER AGREEMENT

competent jurisdiction located in the State of California, and hereby further irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

                         ARTICLE 9 - GENERAL PROVISIONS

9.01 FORCE MAJEURE. Except for the payment of money, neither party will be liable to the other for any failure to perform or delay in the performance of its obligations caused by circumstances beyond its reasonable control.
9.02 NOTICES. Any notice which may be of is required to be given under this Agreement will be written or by facsimile, unless otherwise indicated. Any written notices will be sent by registered mail or certified mail, postage prepaid, return receipt requested. Any facsimile notice should be followed within three (3) working days by written notice. Notices will be deemed to have been given when received, properly addressed. All notices to VAR will be addressed as shown on the first page of this Agreement. All notices to DOCUMENT SCIENCES should be addressed to:
         DOCUMENT SCIENCES CORPORATION
         Attn: President
         6333 Greenwich Drive, Suite 250
         San Diego, CA 92122
Either party may change its address by giving notice to the other party pursuant to this Section.
9.03 PUBLICITY. Neither party will issue a press release or other similar publicity of any nature regarding this Agreement without the other party's written approval, which will not be unreasonably withheld. Approval will be deemed to have been given to the extent that the disclosure is required in order to comply with governmental rules, regulations or requirements. In this event, the publishing party will review the text of the disclosure with the other party prior to disclosure.
9.04 HEADINGS. Except for Article 1, Definitions, headings and titles of the Articles and Sections of this Agreement are inserted for convenience only and do not affect the construction or interpretation of any provision.
9.05 AMENDMENT. This Agreement may be amended only by written amendment duly signed by authorized representatives of both parties.
9.06 ASSIGNMENT. DOCUMENT SCIENCES entered into this Agreement based on the personal representation of VAR's principals as to their knowledge and expertise, ability to add value to the Licensed Software and market the Value Added Products, and financial status. VAR shall not, therefore assign, transfer, or sell any of its rights, or delegate any of its responsibilities under this Agreement without DOCUMENT SCIENCES' prior written consent. Any material change in ownership of VAR without DOCUMENT SCIENCES' prior written consent (which shall not be unreasonably withheld) shall be cause for termination of this Agreement. DOCUMENT SCIENCES may assign this Agreement only a parent, subsidiary or affiliated firm, to a third party in connection with a consolidation or merger, or to a third party upon a sale or transfer of substantially all of DOCUMENT SCIENCES' business assets.
9.07 SEVERABILITY. If any provision of this Agreement is held invalid by any law, rule, order or regulation of any government, or by the final determination of any court, such invalidity will not affect the enforceability of any other provisions not held to be invalid.
9.08 OMISSIONS. Any delay or omission by either party to exercise any right or remedy under this Agreement will not be construed to be a waiver of any such right or remedy or any other right or remedy. All of the rights of either party under this Agreement will be cumulative and may be exercised separately or concurrently.
9.09 LIMITATION OF LIABILITY. Subject to Sections 5.05 and 5.06:
         (a) in no event will either party be liable to the other for any special, indirect, incidental or consequential damages in any way arising out of or relating to this Agreement; and (b) the maximum liability of DOCUMENT SCIENCES to VAR and vice versa for direct damages in any way arising out of or relating to this Agreement shall in no event exceed the total amount of money actually paid by VAR to DOCUMENT SCIENCES under this Agreement, during the most recently ended twelve (12) month period during the term hereof which precedes the time of fixing of such liability or $100,000.00, whichever is less.
9.10 GOVERNING LAW. This Agreement will be governed in accordance with the laws of the State of California. The parties agree that the "1990 Incoterms", or any later version thereof, and the Convention of International Sale of Goods, will not be applicable to this Agreement or any order issued hereunder.
9.11 DISPUTE RESOLUTION. The parties will first endeavor to informally resolve all disputes between them prior to resorting to arbitration under this Section. In the event that the parties are unable to informally resolve any dispute, it will be decided through arbitration pursuant to the rules of the American Arbitration Association then in effect. The arbitration, which will be held in San Diego,

DOCUMENT SCIENCES INTERNATIONAL VALUE ADDED REMARKETER AGREEMENT

California, will be binding upon the parties and may be entered by any court of competent jurisdiction.
9.12 EXPORT. VAR hereby agrees that VAR will not export directly or indirectly, any United States source Licensed Software or other technical information acquired from DOCUMENT SCIENCES or any products utilizing any such Licensed Software or other technical information, to any country for which the United States government or any agency thereof at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from (a) the United States Department of Commerce or other agency of the United States government when required by an applicable statute or regulation, and (b) DOCUMENT SCIENCES, which consent DOCUMENT SCIENCES may withhold if such export would, in the reasonable business judgment of DOCUMENT SCIENCES be detrimental to the interests of DOCUMENT SCIENCES.
9.13 NO AGENCY. It is agreed and understood that neither DOCUMENT SCIENCES nor VAR has any authority to bind the other with respect to any matter hereunder. Under no circumstances shall either DOCUMENT SCIENCES or VAR have the right to act or make any commitment of any kind to any third party on behalf of the other or to represent the other in any way as an agent. VAR is, and shall perform its obligations hereunder as, an independent contractor and is not, as shall not be considered to be, an agent or representative of DOCUMENT SCIENCES.
9.14 FEDERAL GOVERNMENT SUBLICENSES. If VAR grants a sublicense to the United States government, the Licensed Software shall be provided with "Restricted Rights"' and the VAR will place a legend, in addition to applicable copyright notices, on the documentation and on the tape or diskette label, substantially similar to the following:
     Restricted Rights Legend. "Use, duplication or disclosure by the Government is subject to restrictions as set forth in subparagraph (c)(1)(ii) of the Department of Defense Regulations Supplement ("DFARS") 252.227-7013, Rights in Technical Data and Computer Software (October 1988) and Federal Acquisition Regulation ("FAR") 52.227-14."
VAR will require its Distributors to use such legends when they grant sublicenses to the United States government.
9.15 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties as to the subject matter hereof, and supersedes any and all prior oral and written understandings and agreements as to such subject matter.

                                    EXHIBIT A

                                    PRODUCTS

All Document Sciences Software listed below:

         CompuSet 6.1
         CompuPrep
         Metacode Emitter
         Postscript Emitter
         AFP Emitter
         PCL Emitter
         XES Emitter
         TIFF Importer
         PCL Importer
         lMG Consolidator
         HostPrint-Meta
         Transformer - PCL to Meta
         Document Viewing Service
         CompuPack Bundle:
               - CompuBuild
               - CompuSpec
               - CompuMerge
               - CompuView
         Document Library Service
         DDM / Edit Client
         DDM / Build Client
         DDM / Generate Client
         CompuView Navigator

Discount to Geneva on above Products is calculated as 40% of the list price as defined on the Price Sheet the current version of which being attached to this agreement. The price of CompuSet includes 5,OOOGBP for a week of training which will be collected exclusively by Geneva. This will be subtracted from the price of CompuSet before the calculation of the discount. Geneva will also receive a 40% discount on the Annual License Fees as defined on the Price Sheet for second and subsequent years.

                                    EXHIBIT B

                                    TERRITORY

Exclusive Agreement for the Geographic Area of the British Isles (England, Scotland, Wales, Northern Ireland)
                                       -2-

                                    EXHIBIT C

                               REVENUE PROJECTION

The revenue targets are:

$ 900 K Year 1
$ 1.8 M Year 2
$ 3.0 M Year 3

The revenue is in US$ based on published list prices (not discounted) and is the sum of initial licenses, consulting to Document Sciences, and the annual license fees during subsequent years.

If these revenue targets are not met, it is possible that Geneva might lose their exclusivity.

For the purposes of clause 2.05 of our agreement with Geneva Digital Ltd. Dated June 1, 1995, we confirm that one (1) sales and three (3) account manager/customer support personnel are satisfactory, that no incentive sales plan is necessary and that Geneva's existing Document Solutions Laboratory in Walton on Thames constitutes a satisfactory marketing centre.

                                    EXHIBIT D

                  SOFTWARE SUPPORT LEVELS AND SERVICE RESPONSE

FIRST LEVEL SUPPORT RESPONSIBILITIES

To act as the point of contact for the customer.

To provide the channel through which customers receive product, documentation, fixes, workarounds and new releases and versions.

To provide a first level telephone (and on-site) response to customer queries and requests.

To keep the customer informed on progress in the resolution of any problems that have been referred to second/third level support.

To present second level support with customer problems that it is unable to resolve to the customer's satisfaction.

SECOND LEVEL SUPPORT RESPONSIBILITIES:

To verify problems reported by customers through first level support channels including their duplication in a controlled environment wherever possible.

To report verified product failures or unresolved problems to third level support.

To coordinate the comprehensive and clear definition and resolution of all problems reported by a customer including maintaining contact with first level support throughout the resolution process and gathering additional diagnostic information requested by third level support.

THIRD LEVEL SUPPORT RESPONSIBILITIES:

To analyze reported problems and undertake efforts to develop solutions in a timely fashion in accordance with the SPAR (Software Problem Action Request) process summarized below.

To provide fixes and workarounds in the appropriate format in response to reported problems.

To provide software updates, enhancements and releases for onward distribution to customers via first level support.